Exhibit 10-V

Inter Office

Felicia J. Fields
Group Vice President
Human Resources & Corporate Services

February 24, 2009

To:	William Clay Ford, Jr.

Subject:	Amended and Restated Letter of Understanding

This letter amends and restates the Letter of Understanding dated as of November 11, 2008, relating to the accumulation of your annual compensation as approved by the Compensation Committee of the Board of Directors at their February 27, 2008 meeting.  The Committee agreed that you would continue to forego new compensation (including salary, bonus or other awards) until such time as the Committee determines that the Company's global automotive sector has achieved full-year profitability, excluding special items.  It was further agreed that the compensation you would have received beginning in 2008 and future years, but for the agreement to continue to forego new compensation, will be earned and paid if the Committee determines that the Company's global Automotive sector has achieved full-year profitability, excluding special items.

Beginning in 2008, the following table describes your compensation elements and the expected treatment of each element if the Committee determines the conditions for payment have been met.  Amounts will be determined annually and approved by the Committee.  Any future changes to the amounts, types, and/or performance conditions associated with your compensation remain the sole authority of the Committee and will be communicated to you at the appropriate time.

Element		Treatment
Base Salary	o	Will be paid in a single lump sum payment retroactively to January 1, 2008 if the Committee determines the conditions for payment have been met
	o	Thereafter, would be paid monthly according to usual business/payroll practices
AICP – Target Award	o	Actual award will be based on the Committee's determination of Company and individual performance if the Committee determines the conditions for payment have been met
Stock Option Grant	o	The grant will be made if the Committee determines the conditions for payment have been met
	o	Exercise price of the grant will be determined as the Fair Market Value (FMV) on the date of the grant as determined by the Committee
	o	The grant will be subject to the normal 3 year vesting schedule and will have a 10 year term commencing on the grant date
	o	The grant will be subject to all other terms and conditions as specified by the Long-Term Incentive Plan

Performance-based Restricted Stock Unit Grant Opportunity	o	Final Award will be based on the Committee-approved performance metrics used for all Officer PB-RSU grants
	o	The final award of RSUs will be made if the Committee determines the conditions for payment have been met
	o	The final award will be subject to the normal 2 year restriction period
	o	The grant will be subject to all other terms and conditions as specified by the Long-Term Incentive Plan

The following provisions ensure compliance with Internal Revenue Code Section 409A:

•
The Committee will determine, in accordance with its standard practices, whether the payment conditions have been met for any particular calendar year as soon as feasible in the following calendar year.  If the Committee determines that the payment conditions have been met for a particular calendar year, final payment, award and/or grant under this Letter of Understanding will occur in the calendar year in which the Committee makes such determination.

•
In the event you incur disability or die prior to receiving any final payment, award, or grant, under this Letter of Understanding, regardless of whether such disability or death occurs prior to or after a determination by the Committee that the payment conditions have been met, any final payment, award and/or grant under this Letter of Understanding shall be made to you or your estate, as applicable, in the calendar year in which the Committee determines that the payment conditions have been met.  For these purposes, disability means that you are unable to engage in any substantial gainful activity as a result of any medically determinable physical or mental impairment that is expected to result in death or to last continuously for no less than twelve months.

Please indicate your acknowledgement of the arrangements described above by signing below. Please have the original returned to me and let me know if any further clarification is needed.  Thank you.

Acknowledge:	/s/ William Clay Ford, Jr.
William Clay Ford, Jr.

Date:	February 24, 2009